Exhibit 3.1

FIRST AMENDMENT TO THE

AMENDED AND RESTATED BY-LAWS

OF

IROBOT CORPORATION

The Amended and Restated By-laws of iRobot Corporation are hereby amended by insertion of the following provision after Section 10 of Article VI thereof:

ARTICLE VI

SECTION 11. Exclusive Jurisdiction of Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or these By-laws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that this sentence will not apply to any causes of action arising under the Securities Act of 1933, as amended, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Exchange Act, and the rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11 of Article VI.

Adopted and effective as of August 4, 2022